FORM OF CORE EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of ________________, (the “Effective Date”) is made and entered by and between Webstar Technology Group, a Wyoming corporation (the “Company”), and _________________ (the “Executive”).

WITNESSETH:

WHEREAS, the Executive will be, as of the effective date of this Agreement, employed as the Company’s full-time ________________ and is expected to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his/her assigned duties without distraction; and

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensations and benefits as set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in connection with his/her service to the Company.

ADDITIONALLY, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensations and benefits as set forth in this Agreement in order to ameliorate the financial and career impact on the Executive in the event the Executive’s employment with the Company is terminated for any reason related to, or unrelated to, a Change of Control (as defined below) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Annual Base Salary” means the Executive’s annual base salary rate, exclusive of bonuses, commissions and other incentive pay. As of the original Effective Date of this Agreement, the Executive’s Annual Base Salary is $__________.

(b) “Stock Grant” means the shares of common stock given to the Executive as a one-time grant in conjunction with the Company’s funding event of at least 20 million dollars. The Executive will receive _____ shares of common stock as this one-time Stock Grant. common stock shares granted under a Stock Grant are not options and are not subject to a vesting schedule. Additionally, common stock shares granted under the Stock Grant will be transferred into the Executive’s name on the effective date of the Stock Grant and may or may not cause a taxable event depending on when the actual transfer takes place.

(c) “Stock Options” means stock options the Executive may be awarded under a future Company plan or Plan. Such a plan or Plan does not currently exist. When such a plan or Plan is developed, the parameters will be communicated to eligible employees by the Human Resources Department. When shares may be awarded and how many shares may be awarded will be decided upon by the Compensation Committee of the Board of Directors and communicated to eligible employees through the Human Resources Department.

Core Executive Employment Agreement	Page | 1	Executive Initials: ______

(d) “First Right of Refusal of Company Stock Sale” means that the Executive agrees that, if the Executive wants/needs to sell any Company Stock at any point, the Executive will give the Company the First Right of Refusal to:

(i) buy back the stock at fair market value;

(ii) arrange to have the stock bought back by a 3rd party at fair market value; or

(iii) pass on buying back the stock.

From the date of the Executive’s written request to sell stock, the Company shall have 3 business days to decide and notify the Executive of the Company’s decision in writing and 2 additional business days to execute on the decision. The price for the stock will be the prevailing fair market value price as of the execution of the transaction.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means:

(i) an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, harm, damage or injury to the property or reputation of the Company, of its employees, of its subsidiaries and/or of the Executive;

(ii) any serious crime or intentional, material act of fraud or dishonesty, especially one which causes substantial loss, harm, damage or injury to the property or reputation of the Company, of its employees, of its subsidiaries and/or of the Executive;

(iii) the commission of a felony that causes substantial loss, harm, damage or injury to the property or reputation of the Company, of its employees, of its subsidiaries and/or of the Executive committed by the Executive while employed by the Company, or which comes to light while the Executive is employed by the Company;

(iv) habitual neglect of the Executive’s reasonable duties (for a reason other than illness or incapacity) which is not cured within 10 business days after written notice thereof by the CEO (or by the Board if the Executive is the CEO) of the Company to the Executive;

(v) the willful disregard of policies of the Company or its subsidiaries which causes loss, damage or injury to the property or reputation of the Company, of its employees, of its subsidiaries and/or of the Executive which is not cured within 10 business days after written notice thereof by the CEO (or by the Board if the Executive is the CEO) of the Company to the Executive; or

(vi) any material breach of the Executive’s ongoing obligation not to disclose confidential information, no matter the mode or the intent, which is egregious in and of itself or, if capable of being cured, is not cured within 10 calendar days after written notice thereof by the CEO (or by the Board if the Executive is the CEO) of the Company to the Executive.

Core Executive Employment Agreement	Page | 2	Executive Initials: ______

(g) “Change of Control” means:

(i) any person or entity, or series of persons or entities, ultimately becoming the beneficial owner or influencer, directly or indirectly, of securities of the Company representing at least 30% percent of the total voting power of all its then outstanding voting securities;

(ii) a merger, absorption or consolidation of the Company in which its voting securities immediately prior to the merger, absorption or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the original or surviving entity immediately after the merger, absorption or consolidation;

(iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or

(iv) individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board.

(v) individual who, as of the date of the signing of this Agreement, constitutes the majority shareholder of the Company, James Owens, cease for any reason to constitute or remain the majority shareholder or if James Owens ceases, for any reason, to vote his shares or gives or assigns voting power of his shares to another entity.

(h) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(i) “Disability” means

(a) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law);

(b) such total incapacity shall have continued for a period of 6 consecutive months; and/or

(c) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

(j) “Good Reason” termination means:

(i) a material diminution in the Executive’s Annual Base Salary and/or Target Bonus below the amount as of the date of this Agreement or as increased during the course of his/her employment with the Company, excluding one or more reductions (totaling no more than 15% in the aggregate) generally applicable to all senior executives provided, however, that such exclusion shall not apply if such a material diminution occurs within:

(a) 90 days prior to the consummation of any Change of Control

or

(b) 18 months after the date upon which any Change of Control occurs;

(ii) a material diminution in the Executive’s authority, duties or responsibilities;

(iii) if the Executive is the CEO, a requirement that the Executive report to a corporate officer or employee of the Company instead of reporting directly to the Board (or if the Company has a parent corporation, a requirement that the Executive report to any individual or entity other than the Board of the ultimate parent corporation of the Company), whichever is appropriate at the time;

Core Executive Employment Agreement	Page | 3	Executive Initials: ______

(iv) a requirement that the Executive report to another corporate officer or employee of the Company instead of reporting to the CEO of the Company;

(v) a material diminution in the budget over which the Executive retains authority;

(vi) a material change in the geographic location at which the Executive must perform services which requires the Executive to move their personal home or presents some other material hardship for the Executive; or

(vii) any action or inaction that constitutes a material breach by the Company of any portion of this Agreement;

(viii) any action or inaction forced upon the Executive where the Executive would be put in the position of doing something that is or could be considered unethical, unlawful, immoral being judged by:

(a) the reasonable person standard;

(b) any other prevailing law of any State or the Federal government; or

in contrast with the Executives sincerely held religious beliefs.

Provided, however, that for the Executive to be able to terminate his/her employment with the Company on account of Good Reason he/she must provide notice of the occurrence of the event constituting Good Reason and his/her desire to terminate his/her employment with the Company on account of such within 90 calendar days following the initial existence of the condition constituting Good Reason, and the Company must have a period of 30 calendar days following receipt of such notice to cure the condition. If the Company does not cure the condition constituting the Good Reason within such 30-calendar day period, the Executive’s Last Day Worked shall be the day immediately following the end of such 30-calendar day period, unless the Company provides for an earlier date. The Executive’s Termination Date will be the effective date of General Release and Agreement.

(k) “Target Bonus” means the target payout (i.e., at 100% achievement of each of the applicable metric(s) and/or goals in effect, onus upon the Company to negotiate, set and maintain those metric(s) and/or goals) in accordance with the Company’s bonus plan for the Executive, as of the Termination Date. As of the Effective Date of this Agreement, the Executive’s Target Bonus percentage is ___% of Annual Base Salary. Partial payout at below Target Bonus will be in accordance with percentage of actual achievement and at the discretion of the CEO and/or the Board.

Core Executive Employment Agreement	Page | 4	Executive Initials: ______

(l) “Availability Pay, Signing Bonus and/or Accrued Salary” means the different types of financial incentives and/or Accrued Salary the Executive will receive for remaining available until a funding event of at least $3 million dollars, for agreeing to join the Company post a funding event of at least $3 million dollars and/or to compensate him/her from the time the Executive was offered a position at the Company, until the time of a funding event of at least $3 million dollars. The Executive’s start date for this purpose is __________. Availability Pay, Signing Bonus and/or Accrued Salary are not contingent upon any regular or steady work being performed, continued employment or employment post the funding event. Based on the funding event date and/or the start date of the Executive, the amount of Availability Pay, Signing Bonus and/or Accrued Salary shall be calculated and paid out over time. The goal is for the Company to make 2 equal payments, the first payment within the first 30 days of employment post the funding event and second payment to be within the 7th month of employment post the funding event. If, post a funding event of at least $3 million dollars, it becomes clear that this payment plan  is not possible, an alternate payment plan will be determined by the CEO and the Board, not to exceed 2 years of time from the Executive’s start date until the last payment. Should the Executive be terminated for any reason prior to the execution of all payments referenced in section (l), the Executive shall be paid out the balance of the unpaid amount before or in his/her last paycheck.  Should a Change of Control begin to be considered at any point prior to the execution of all payments referenced in section (l), the Executive shall be paid out the balance of the unpaid amount within 15 days prior to the finalization of the Change of Control.

(m) “Termination Date” means the effective date of General Release and Agreement, which can be different from the Last Day Worked. If no General Release and Agreement is executed as defined in Section 5, then the Termination Date will be determined by the Company and may be the same as the Last Day Worked.

(n) “Last Day Worked” means the last day on which the Executive performed work for the Company.

(o) “Salary Increase” means the Executive is due a Salary Increase of at least _____% annually, to be effective on the paycheck containing the Executive’s anniversary date or pro-rated to common salary increase date, should one exist.

(p) “Core Group of Executives” means the Core Group of Executives who helped and supported James Owens during the years of the Company’s formation and while it was being developed and started. The Core Group of Executives consists of Heather Anan, Gene Fedele, Harold Hutchins, Joseph Stingone, Mary Trapani and James Owens (should James Owens ever become an employee of the Company).

(q) “United States Dollars” it is mutually understood that all monetary amounts discussed in this Agreement and the General Release and Agreement (Annex A) are in United States Dollars.

2. Involuntary Termination Unrelated to a Change of Control.

(a) Involuntary Termination Unrelated to a Change of Control. In the event of: (i) an involuntary termination of the Executive’s employment by the Company for any reason other than Cause, death or Disability, or (ii) the Executive’s resignation for Good Reason, and if Section 3 does not apply, the Executive shall be entitled to the benefits provided in subsection (b) of this Section 2.

Core Executive Employment Agreement	Page | 5	Executive Initials: ______

(b) Compensation Upon Termination Unrelated to a Change of Control. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 2 occurs, the Company shall provide the Executive with the following, provided that the Executive executes and does not revoke the General Release and Agreement (as defined in Section 5):

(i) Multiple (X) times the sum of Annual Base Salary and Target Bonus, plus whatever is unpaid of the Availability Pay, Signing Bonus and Accrued Salary, paid out in the Executive’s regular payroll cycle at the Executive’s regular payroll amount and in accordance with Company’s usual payroll practices, less all lawful withholdings (cannot include 401(k)), for the number of pay cycles necessary to pay all amounts due. For purposes of this subsection (i), Annual Base Salary will mean the largest among the following: the Executive’s Annual Base Salary immediately prior to (a) the Executive’s Termination Date, or (b) any reduction of the Executive’s Annual Base Salary described in the first clause of subsection (i) in the definition of Good Reason. For purposes of this subsection (i), Target Bonus will mean the largest among the following: the Executive’s Target Bonus immediately prior to (a) the Executive’s Termination Date, or (b) any reduction of the Executive’s Target Bonus described in the first clause of subsection (i) in the definition of Good Reason.

(ii) For a period of up to ________ (XX) months following the Executive’s Termination Date, the Executive and where applicable, the Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, the Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 60 days following the date such monthly premium payment is paid, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if the Executive obtains full-time employment during this ________ (XX) month period that entitles him/her and his/her spouse and eligible dependents to comprehensive medical coverage, the Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection beyond when said coverage becomes active. In addition, if the Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the ________ (XX) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law, the Company shall in lieu thereof provide to the Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that the Executive would be required to pay to continue his/her group health coverage in effect for the duration of the _______(XX) month period (which amount shall be based on the premium for the first month of COBRA coverage).

(iii) With respect to any outstanding Company Stock Options (of any kind, under any plan or Plan) held by the Executive as of his/her Termination Date for options that are not vested and exercisable as of such date, the Company shall accelerate the vesting of that portion of the Executive’s Stock Options, if any, which would have vested and become exercisable within the ________ month period after the Executive’s Termination Date, such options (as well as any outstanding Stock Options that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (a) a period of 1 year after the Executive’s Termination Date, or (b) the original term of the option. Except as provided in this Section 2(b)(iii) and in Section 3(b)(iii) below, any portion of the Executive’s outstanding Stock Options that are not vested and exercisable as of the Executive’s Termination Date shall terminate.

Core Executive Employment Agreement	Page | 6	Executive Initials: ______

3. Termination Related to a Change of Control.

(a) Termination Relating in Any Way to a Change of Control. In the event the Executive’s employment is terminated for any reason resulting because of or from the consideration of (even if no Change of Control is ever executed) or the execution of a Change of Control within the 90 days prior to the consideration of (even if no Change of Control is ever executed) or the execution of a Change of Control, whichever is earlier and as far as up to 18 months following the consideration of (even if no Change of Control is ever executed) or the execution of a Change of Control, whichever is later, then the Executive shall be entitled to the benefits provided in subsection (b) of this Section 3 subject to the provisions defined in Section 5 of this Agreement. Additionally, it may occur that a Change of Control act of any kind (even if no Change of Control is ever executed) may cause the Executive to be terminated by involuntary termination by the Company for any reason other than Cause, death or Disability, or the Executive may voluntarily terminate employment with the Company on account of a resignation for Good Reason, in either case that occurs within the 90 days prior to the consideration of (even if no Change of Control is ever executed) or the execution of a Change of Control, whichever is earlier and as far as up to 18 months following the consideration of (even if no Change of Control is ever executed) or the execution of a Change of Control, whichever is later, then the Executive shall also be entitled to the benefits provided in subsection (b) of this Section 3.

(b) Compensation Upon Termination Relating to a Change of Control. Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 3 occurs, the Company shall provide that the following be paid to the Executive after his/her Termination Date, provided that the Executive executes and does not revoke the General Release and Agreement (as defined in Section 5):

(i) ________ (X) times the sum of Annual Base Salary and Target Bonus, plus whatever is unpaid of the Availability Pay, Signing Bonus and Accrued Salary, paid in a single lump sum cash payment on the 60th day following the Executive’s Termination Date. Notwithstanding the foregoing, to the extent the Executive is entitled to receive the benefit payable pursuant to Section 2(b)(i) as a result of a qualifying termination prior to a Change of Control and then becomes entitled to receive the benefit payable pursuant to this Section 3 as a result of a Change of Control that was considered at the time of the Executive’s Termination Date and for up to 90 days after the Executive’s Termination Date, the Executive shall not receive the benefit payable pursuant to Section 2(b)(i) of this Agreement, but instead shall receive the benefit payable pursuant to this Section 3(b)(i) on the 60th day following the Executive’s Termination Date. For purposes of this subsection (i), Annual Base Salary will mean the largest among the following: the Executive’s Annual Base Salary immediately prior to (a) the Executive’s Termination Date, (b) any reduction of the Executive’s base salary described in the first clause of subsection (i) in the definition of Good Reason, or (c) immediately prior to the Change of Control. For purposes of this subsection (i), Target Bonus will mean the largest among the following: the Executive’s Target Bonus (A) immediately prior to the Executive’s Termination Date, (B) immediately prior to any reduction of the Executive’s Target Bonus described in the first clause of subsection (i) in the definition of Good Reason, (C) immediately prior to the Change of Control, or (d) for the fiscal year preceding the year in which the Change of Control.

Core Executive Employment Agreement	Page | 7	Executive Initials: ______

(ii) For a period of up to ________ (XX) months following the Executive’s Termination Date, the Executive and where applicable, the Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, the Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA (or, as applicable, other) premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if the Executive obtains full-time employment during this ________ (XX) period that entitles his/her and his/her spouse and eligible dependents to comprehensive medical coverage, the Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection beyond when said coverage becomes active. In addition, if the Executive does not pay the applicable monthly COBRA (or other) premium for a particular month at any time during the ________ (XX) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the foregoing, to the extent the Executive is entitled to receive the benefit provided pursuant to Section 2(b)(ii) of this Agreement as a result of a qualifying termination prior to or resulting from a Change of Control, if the Executive becomes entitled to receive the benefits payable pursuant to this Section 3 as a result of a Change of Control that was considered at the time of the Executive’s Termination Date and for up to 90 days after the Executive’s Termination Date, the Executive shall be entitled to receive the benefit provided pursuant to this clause 3(b)(ii) and not the benefit provided pursuant to Section 2(b)(ii). Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law, the Company shall in lieu thereof provide to the Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that the Executive would be required to pay to continue his/her group health coverage in effect for the duration of the _______(XX) month period (which amount shall be based on the premium for the first month of COBRA coverage).

(iii) With respect to any outstanding Company Stock Options (of any kind, under any plan or Plan) held by the Executive as of his/her Termination Date, the Company shall fully accelerate the vesting and exercisability of such Stock Options, so that all such Stock Options shall be fully vested and exercisable as of the Executive’s Termination Date, such options (as well as any outstanding Stock Options that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (a) a period of 1 year after the Executive’s Termination Date, or (b) the original term of the option. Notwithstanding the foregoing, to the extent the Executive is entitled to receive the vesting and exercisability acceleration provided pursuant to Section 2(b)(iii) of this Agreement as a result of a qualifying termination prior to a Change of Control, if the Executive becomes entitled to receive the benefits payable pursuant to this Section 3 as a result of a Change of Control that was considered at the time of the Executive’s Termination Date and for up to 90 days after the Executive’s Termination Date, any outstanding Stock Options that did not become vested and exercisable pursuant to Section 2(b)(iii) shall become vested and exercisable as of the date of the Change of Control pursuant to Section 3(b)(iii); provided, however, if a Change of Control does not occur within 90 days following the Executive’s Termination Date, any Stock Options held by the Executive that are not vested and exercisable shall terminate as of the 90th day following the Executive’s Termination Date or the end of the term, if earlier.

Core Executive Employment Agreement	Page | 8	Executive Initials: ______

(c) Consequence of a Change of Control. Notwithstanding the terms of the Company’s executive compensation, stock, bonus and/or incentive plans, if, as of the date of a Change of Control, the Executive remains employed and holds Stock Options that are not vested and/or exercisable, such Stock Options shall become fully vested and exercisable as of the date of the Change of Control and will remain so for up to 90 days post the date of the Change of Control.

4. Termination on Account of Disability, Death, Cause or Voluntarily Without Good Reason.

(a) Termination on Account of Disability. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers the Executive, and the Executive shall not receive benefits pursuant to Sections 2 and 3 hereof, except that, subject to the provisions of Section 5 hereof, the Executive shall be entitled to the following benefits provided that the Executive executes and does not revoke the General Release and Agreement (as defined in Section 5):

(i) _______ (X) time the sum of Annual Base Salary and Target Bonus, plus whatever is unpaid of the Availability Pay, Signing Bonus and Accrued Salary, paid out in the Executive’s regular payroll cycle at the Executive’s regular payroll amount and in accordance with Company’s usual payroll practices, less all lawful withholdings (cannot include 401(k)), for the number of pay cycles necessary to pay all amounts due. For purposes of this subsection (i), Annual Base Salary will mean the largest among the following: the Executive’s Annual Base Salary immediately prior to (a) the Executive’s Termination Date, or (b) any reduction of the Executive’s Annual Base Salary described in the first clause of subsection (i) in the definition of Good Reason. For purposes of this subsection (i), Target Bonus will mean the largest among the following: the Executive’s Target Bonus immediately prior to (a) the Executive’s Termination Date, or (b) any reduction of the Executive’s Target Bonus described in the first clause of subsection (i) in the definition of Good Reason.

(ii) For a period of up to _______ (XX) months following the Executive’s Termination Date, the Executive and where applicable, the Executive’s spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, the Executive will be required to pay the applicable premiums to the plan provider, and the Company will reimburse the Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if the Executive obtains full-time employment during this _______ (XX) period that entitles his/her and his/her spouse and eligible dependents to comprehensive medical coverage, the Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if the Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the _______ (XX) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law, the Company shall in lieu thereof provide to the Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that the Executive would be required to pay to continue his/her group health coverage in effect for the duration of the _______(XX) month period (which amount shall be based on the premium for the first month of COBRA coverage).

Core Executive Employment Agreement	Page | 9	Executive Initials: ______

(iii) With respect to any outstanding Company Stock Options held by the Executive as of his/her Termination Date that are not vested and exercisable as of such date, the Company shall fully accelerate the vesting and exercisability of such Stock Options, so that all such Stock Options shall be fully vested and exercisable as of the Executive’s Termination Date, such options (as well as any outstanding Stock Options that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (a) a period of 1 year after the Executive’s Termination Date, or (b) the original term of the option.

(b) Termination on Account of Death. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment terminates on account of death, the Executive’s Estate shall be entitled to receive death benefits under any death benefit program maintained by the Company that covers the Executive, and the Executive’s Estate shall not receive benefits pursuant to Sections 2 and 3 hereof, except that, subject to the provisions of Section 5 hereof, the Executive shall be entitled to the following benefits provided that the Executive’s Estate executes and does not revoke the General Release and Agreement (as defined in Section 5):

(i) _______ (X) time the sum of Annual Base Salary and Target Bonus plus whatever is unpaid of the Availability Pay, Signing Bonus and Accrued Salary, paid in a single lump sum cash payment on the 60th day following the Executive’s Termination Date. For purposes of this subsection (i), Annual Base Salary will mean the largest among the following: the Executive’s Annual Base Salary immediately prior to (a) the Executive’s Termination Date, or (b) any reduction of the Executive’s Annual Base Salary described in the first clause of subsection (i) in the definition of Good Reason. For purposes of this subsection (i), Target Bonus will mean the largest among the following: the Executive’s Target Bonus immediately prior to (a) the Executive’s Termination Date, or (b) any reduction of the Executive’s Target Bonus described in the first clause of subsection (i) in the definition of Good Reason.

Core Executive Employment Agreement	Page | 10	Executive Initials: ______

(ii) With respect to any outstanding Company Stock Options held by the Executive as of his/her death that are not vested and exercisable as of such date, the Company shall fully accelerate the vesting and exercisability of such Stock Options, so that all such Stock Options shall be fully vested and exercisable as of the Executive’s death, such options (as well as any outstanding Stock Options that previously became vested and exercisable) to remain exercisable for the Executive’s Estate, notwithstanding anything in any other agreement governing such options, until the earlier of (a) a period of 6 months year after the Executive’s death or (b) the original term of the option.

(c) Termination on Account of Cause. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment terminates by the Company on account of Cause, the Executive shall not receive benefits pursuant to Sections 2, 3 or 4 hereof.

(d) Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment terminates on account of a resignation by the Executive for no reason or any reason other than on account of Good Reason, the Executive shall not receive benefits pursuant to Sections 2, 3 and 4 hereof.

5. General Release and Agreement. Notwithstanding the foregoing, no payments or other benefits under this Agreement shall be made unless the Executive executes, and does not revoke, the Company’s standard written release, substantially in the form as attached hereto as Annex A, (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company (other than entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit) or a termination thereof, with such release being effective not later than 60 days following the Executive’s Termination Date.

6. This Agreement is meant for the Core Group of Executives who helped and supported James Owens during the years of the Company’s formation and while it was being developed and started. The Core Group of Executives consists of Heather Aana, Gene Fedele, Harold Hutchins, Joseph Stingone, Mary Trapani and James Owens (should James Owens ever become an employee of the Company). If at any time, for any reason, the Company raises the level of benefits, considerations and/or compensations (excluding commissions for sales staff) in any way in order to attract or retain talent, or if the Company begins to offer new benefits, consideration and/or compensations of any kind, excluding commissions for sales staff, for any other like-employee (within the same salary range or any lesser salary range) other than the Core Group of Executives, the Company agrees to add to and/or elevate the benefits, considerations and/or compensations given to the remaining Core Group of Executives in accordance with each Core Executive’s prevailing salary range (within the same salary range or any lesser salary range) within the Company to a higher level so that the Core Group of Executives remains at a higher level than all other like-employees, new or existing. At no time shall any other like-employee (excluding commissioned staff), especially those hired after the Core Group of Executives, have benefits considerations and/or compensations greater than the Core Group of Executives. The Company agrees to make these changes in the pay cycle following the start date of the trigger for the change.

Core Executive Employment Agreement	Page | 11	Executive Initials: ______

7. No Mitigation Obligation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment. Nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise with the exception of COBRA reimbursement, where applicable.

8. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change of Control.

9. Tax Matters

(a) Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

(b) Parachute Excise Tax. In the event that any amounts payable under this Agreement or otherwise to the Executive would (i) constitute “parachute payments” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions and (ii) but for this Subsection (b) would be subject to the excise tax imposed by section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then such amounts payable to the Executive hereunder shall be either:

(i) Provided to the Executive in full; or

(ii) Provided to the Executive to the maximum extent that would result in no portion of such benefits being subject to the Excise Tax; whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Subsection (b) shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in benefits hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with section 409A of the Code: (i) any applicable cash payments subject to Section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment, (ii) any applicable cash payments not subject to Section 409A of the Code due under this Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment; (iii) any acceleration of vesting of any equity subject to Section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest; and (iv) any acceleration of vesting of any equity not subject to Section 409A of the Code shall remain as originally scheduled to vest, with the tranche that would vest last (without any such acceleration) first remaining as originally scheduled to vest. For purposes of making the calculations required by this Subsection (b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection (b). The Company shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection (b).

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If, notwithstanding any reduction described in this Subsection (b), the Internal Revenue Service (“IRS”) determines that the Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then the Executive shall be obligated to pay back to the Company, within 30 days after a final IRS determination or, in the event that the Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the Repayment Amount. The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, that is required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in the Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

Notwithstanding any other provision of this Subsection (b), if (i) there is a reduction in the payment of benefits as described in this Subsection (b), (ii) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s benefits had not previously been reduced), and (iii) the Executive pays the Excise Tax, then the Company shall pay to the Executive those benefits which were reduced pursuant to this Subsection (b) as soon as administratively possible after the Executive pays the Excise Tax, so that the Executive’s net after-tax proceeds with respect to the payment of benefits are maximized.

10. Term of Agreement. This Agreement shall continue in full force and effect until the third anniversary of the Effective Date (the “Initial Term”), and shall automatically renew for additional 1 year renewal periods (a “Renewal Term”) if the Executive is employed by the Company on the last day of the Initial Term and on each Renewal Term; provided, however, that within the 90 day period prior to the expiration of the Initial Term or any Renewal Term, at its discretion, the Board or the Company may propose for consideration by the Executive, such amendments to this Agreement as it deems appropriate. If the Executive’s employment with the Company terminates during the Initial Term or a Renewal Term, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

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11. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, absorption, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, absorption, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment, severance or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 10(a) and 10(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission, or 5 business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or 3 business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his/her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

13. Governing Law and Jurisdiction. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Florida in the County of Duval, without giving effect to the principles of conflict of laws of such State.

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14. Severability. The provisions of this Agreement are severable. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized Office of the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

16. Board Membership (If the Executive is a member of the Board). At each annual meeting of the Company’s stockholders prior to the Termination Date, the Company will nominate the Executive to serve as a member of the Board. The Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive agrees to resign from the Board (and all other positions held at the Company and its affiliates), and the Executive, at the Board’s request, will execute any documents necessary to reflect his/her resignation.

17. Indemnification and D&O Insurance (If the Executive is a member of the Board). The Executive will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

18. Employee Benefits. The Executive will be eligible to participate in the Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time and on terms at least as favorable as provided to any other executive officer of the Company.

19. No Duplication of Benefits. The benefits provided to the Executive in this Agreement shall offset substantially similar benefits provided to the Executive pursuant to another Company policy, plan or agreement (including without limitation the Company’s executive severance plan and/or practices).

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20. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 2 and 3, will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Webstar Technology Group

Executive Printed Name:

Executive Signature:	Date:

CEO Printed Name:

CEO Signature:	Date:

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Annex A

GENERAL RELEASE and AGREEMENT

This General Release and Agreement (“Agreement”) is made by and between Webstar Technology Group (“WTG” or “the Company”) and __________________ (you, your, the Executive).

WHEREAS, you have agreed to enter into a release of claims in favor of WTG upon certain events specified in the Executive Employment Agreement by and between WTG and you;

NOW, THEREFORE, in consideration for the Executive’s agreements and obligations as set forth herein and in the Executive’s Executive Employment Agreement, provided that you do not exercise any right of revocation as set forth herein, and contingent upon the Executive’s full compliance, on a continuing basis, with the provisions of this Agreement and the Executive’s Executive Employment Agreement, the Company shall make a payment (or payments - specify as per what is happening) to the Executive (“payments”) in the total sum of ___________ in consideration of Section ____ (put section 2, 3 or 4) of the Executive’s Executive Employment Agreement to be paid out in the Executive’s regular payroll cycle at the Executive’s regular payroll amount and in accordance with Company’s usual payroll practices, less all lawful withholdings (cannot include 401(k)), for the number of pay cycles necessary to pay all amounts due. Additionally, WTG and you, the Executive agree to:

1. Termination Date. The effective date of this agreement and the last day of your employment with WTG.

2. Acknowledgement of Payment of Wages. You acknowledge that WTG has paid you all accrued wages, salary, bonuses, accrued but unused vacation pay and any similar payment due and owing, with the exception of the payments and benefits owed to you under the Executive Employment Agreement and/or under any equity-based compensation awards.

3. Confidential Information. You hereby acknowledge that you are bound by all confidentiality agreements that you entered into with WTG and/or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference), that as a result of your employment you have had access to the Confidential Information (as defined in such agreement(s)), that you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party or your personal self. You further confirm that within 5 business days following the Termination Date you will deliver to WTG all documents and data of any nature containing or pertaining to such Confidential Information and that you will not take with you any such documents or data or any reproduction thereof.

4. Release and Waiver of All Claims. You understand and acknowledge that you waive any limitation on this release under Florida Law to the extent Florida law allows. In consideration of the benefits and considerations provided in this Agreement, you release WTG, and any and all past, current and future parent, subsidiary, related and affiliated companies, predecessors and successors thereto, as well as their officers, directors, shareholders, agents, employees, affiliates, representatives, attorneys, insurers, successors and assigns, from any and all claims, liability, damages or causes of action whatsoever, whether known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions on or before the Effective Date of this Agreement, other than those rights which as a matter of law cannot be waived.

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Further, you understand and acknowledge that this release includes, but is not limited to any claim for reinstatement, re-employment, damages, attorney fees, stock options, bonuses or additional compensation in any form, and any claim, including but not limited to those arising under tort, contract and local, state or federal statute.

Additionally, you understand and acknowledge the release of you and your agents, spouse, trustees, heirs, executors, administrators, legal representatives, successors and assigns, for and in consideration of the payment(s) the Executive shall receive in exchange for this release, and intending to be legally bound, does hereby remise, release and forever discharge the Company, its predecessors, successors and assigns, as well as its current, former and future officers, directors, shareholders, employees, trustees, agents, insurers, attorneys and affiliated persons and entities, as well as the Company’s employee benefit plans and their respective administrators, trustees, functionaries, and fiduciaries, and all persons acting by, through, under, or in concert with any of them (collectively “Releasees”), of and from any and all manner of actions and causes of action, suits, debts, obligations, claims and demands, whatsoever in law or in equity, known or unknown, fixed or contingent, which the Executive may have or claims to have or ever had, now has, or hereafter may have, arising on or before the date of this Agreement, and/or based on alleged acts or omissions that occurred on or before the date of this Agreement. This includes without limitation, any claims against Releasees arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 (“Title VII”), the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Vietnam Era Veterans Readjustment Assistance Act, the Americans with Disabilities Act Amendments Act (“ADAAA”), the Family and Medical Leave Act (“FMLA”), the Older Workers Benefits Protection Act (“OWBPA”), the Occupational Safety and Health Act (“OSHA”), the Equal Pay Act (“EPA”), the Fair Labor Standards Act (“FLSA”), the Pregnancy Discrimination Act of 1978, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Re-employment Rights Act (“USERRA”), the National Labor Relations Act (“NLRA”), the Employee Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and all other waivable and releasable claims arising under any other federal, state, or local statutes or common law now or hereafter recognized relating to your employment or association with WTG or the termination of that relationship.

You also acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act (“ADEA”) and that this waiver and release is knowing and voluntary. You acknowledge that:

(a) you have been, and hereby are, advised in writing to consult with an attorney prior to executing this Agreement;

(b) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would otherwise not be entitled;

(c) by signing this Agreement, you will not waive rights or claims under the Act which may arise after the execution of this Agreement;

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(d) you have 21 calendar days within which to consider this Agreement and in the event you sign this Agreement prior to the 21 calendar days, you do so voluntarily. Once you have accepted the terms of this Agreement, you will have an additional 7 calendar days in which to revoke such acceptance. To revoke, you must send a written statement of revocation to the Vice President of Human Resources. If you revoke within 7 calendar days, you will receive no benefits under this Agreement or your Executive Employment Agreement. In the event you do not exercise your right to revoke this Agreement, this Agreement shall become effective on the date immediately following the 7-day calendar waiting period described above.

If the Executive is a member of the Board, this release does not waive any rights you may have under any directors and officers insurance or indemnity provision, agreement or policy in effect as of the Termination Date, nor does it affect vested rights you may have under any equity-based compensation plan, retirement plan, 401(k) plan or other benefits plan.

5. “First Right of Refusal of Company Stock Sale”. You agree that, if the Executive wants/needs to sell any Company Stock at any point, the Executive will give the Company the First Right of Refusal to:

(a) buy back the stock at fair market value;

(b) arrange to have the stock bought back by a 3rd party at fair market value;

(c) pass on buying back the stock.

From the date of the Executive’s written request to sell stock, the Company shall have 3 business days to decide and notify the Executive of the Company’s decision in writing and 2 additional business days to execute on the decision. The price for the stock will be the prevailing fair market value price as of the execution of the transaction.

6. No Pending or Future Lawsuits. You represent that you have no lawsuits, claims, or actions pending in your name or on behalf of any other person or entity, against WTG or any other person or entity referred to herein. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against WTG or any other person or entity referred to herein.

7. Non-disparagement. You agree that you will not, whether orally or in writing, make any disparaging statements or comments, either as fact or as opinion, about WTG or its products and services, business, technologies, market position, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them.

8. Additional Terms.

(a)	Legal and Equitable Remedies. You agree that WTG shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies WTG may have at law or in equity for breach of this Agreement.

(b)	Attorney’s Fees. If any action at law or inequity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses at trial or arbitration and any appeal therefrom, in addition to any other relief to which such prevailing party may be entitled.

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(c)	Non-Disclosure. You agree to keep the contents, terms and conditions of this Agreement confidential; provided, however that you may disclose this Agreement with your spouse, attorneys, and accountants, or pursuant to subpoena or court order. Any breach of this non-disclosure paragraph is a material breach of this Agreement.

(d)	No Admission of Liability. This Agreement is not, and the parties shall not represent or construe this Agreement, as an admission or evidence of any wrongdoing or liability on the part of WTG, its officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, agents, representatives, successors, or assigns. Neither party shall attempt to admit this Agreement into evidence for any purpose in any proceeding except in a proceeding to construe or enforce the terms of this Agreement.

(e)	Entire Agreement. This Agreement along with the Executive Employment Agreement, the Intellectual Property and Confidentiality Agreement, and your written equity award agreements, if any should exist, with WTG, constitutes the entire agreement between you and WTG with respect to your separation from WTG and supersedes all prior negotiations and agreements, whether written or oral, relating to its subject matter.

(f)	Modification/Successors. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, and that is duly executed by you and an authorized representative of WTG. This Agreement shall be binding upon your heirs, executors, administrators and other legal representatives and may be assigned and enforced by WTG, its successors and assigns.

(g)	Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement that can be given effect without the invalid obligations, provisions, or applications.

(h)	Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.

(i)	Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the State of Florida.

(j)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

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(k)	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part of the Parties hereto, with the full intent of releasing all claims. You acknowledge that:

i.	You have read this Agreement;
ii.	You understand the terms and consequences of this Agreement and the releases it contains;
iii.	You have been advised to consult with an attorney prior to executing this Agreement;
iv.	You knowingly and voluntarily agree to all the terms in this Agreement and;
v.	You knowingly and voluntarily intend to be bound by this Agreement.

9. Resignation from Board (If the Executive is a member of the Board). You agree that you will offer your resignation in writing from the Board of Directors effective upon your Termination Date. The Board may accept or reject your offer of resignation within its sole and absolute discretion.

Executive Printed Name:

Executive Signature:	Date:

WTG Representative:	Date:

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